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                                                                   EXHIBIT 99.29


                                (FORM OF PROXY)

                            BROADBASE SOFTWARE, INC.

         PROXY FOR SPECIAL MEETING OF STOCKHOLDERS--July 3, 2001
       (This Proxy is solicited by the Board of Directors of the Company)

   The undersigned stockholder of Broadbase Software, Inc. hereby appoints Chuck Bay and Eric Willgohs, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Stockholders of Broadbase Software, Inc. to be held at 10:00 a.m., local time, on July 3, 2001, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California.

  1. APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AMONG KANA COMMUNICATIONS, INC., BROADBASE SOFTWARE, INC. AND ARROW ACQUISITION CORP. AND APPROVAL OF THE MERGER BY ARROW ACQUISITION CORP. WITH AND INTO BROADBASE SOFTWARE, INC.

        [_] FOR                   [_] AGAINST            [_] ABSTAIN

  2. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

   Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

                                          _____________________________________
                                          Name(s) of Stockholder

                                          _____________________________________
                                          Signature(s) of Stockholder

Dated: ______________________________